Exhibit 99.1

Accelrys Acquires Compliance and Quality Management Leader QUMAS

Proven electronic document and process management compliance solutions advance research, laboratory and manufacturing informatics

SAN DIEGO, Calif., Dec. 9, 2013 /PRNewswire/ — Accelrys, Inc. (NASDAQ: ACCL), a leading provider of scientific innovation lifecycle management solutions, today announced that it has acquired Ireland-based QUMAS, a leading global provider of Cloud-based and on-premises enterprise compliance software supporting regulatory and quality operations in life sciences and other highly regulated industries. The QUMAS acquisition further extends Accelrys’ informatics portfolio with the addition of mission-critical, end-to-end document and process management compliance solutions. Proven quality management solutions supported by robust content and business process management capabilities provided by QUMAS advance Accelrys’ ability to help customers better manage the scientific innovation lifecycle by reducing regulatory risks, lowering quality costs, improving compliance effectiveness and increasing operational efficiency in bringing new products to market.

“As Accelrys continues to extend its research, laboratory and manufacturing informatics capabilities to deliver first-in-class scientific innovation lifecycle management (SILM) solutions, we’re delighted to welcome the QUMAS team and the extensive compliance, quality and regulatory expertise they bring to our company,” said Accelrys President and CEO Max Carnecchia. “Integrating QUMAS solutions into the Accelrys product portfolio will provide a single-vendor SILM solution that is already in high demand for product lifecycle management into the critical compliance and quality management arena for science-based process industries.”

“While discovery research remains largely unregulated, it’s clear that the lines across the entire life science value chain are blurring,” said Alan S. Louie, Ph.D., research director, IDC Health Insights. “As a result, companies are increasingly seeking solutions that allow them to manage new product development more holistically, ensuring that compliance and quality is consistent across the entire product lifecycle. This is becoming a differentiator for organizations seeking to bring innovative new products to market faster and more efficiently, especially as translational efforts become increasingly the norm.”

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QUMAS has been refining the documentation of compliance with global mandates (including FDA and GxP standards) in regulated industries for 20 years. As a result, the company has achieved an excellent track record of successfully integrating content, processes, people and systems into enterprise compliance programs that eliminate the cost and complexity of managing paper-based as well as disparate or legacy process management applications. QUMAS provides an electronic document management application with related R&D submission and QA documentation packages based on customer and industry requirements and best practices. The business process management applications include CAPA (corrective action/preventive action), audit, change control, deviation, complaint and other critical process packages offering pre-defined and pre-tested software configurations addressing common compliance challenges.

“In connecting science to business and in bridging the scientific and business communities through our compliance and quality solutions, QUMAS is delighted to join forces with Accelrys to help deliver this comprehensive, single-source compliance solution for the lab-to-plant continuum,” said QUMAS CEO Kevin O’Leary. “Joining the market leader in scientific innovation lifecycle management enables QUMAS to extend its strong customer momentum into other business areas currently served by Accelrys.”

Research, laboratory and manufacturing informatics applications such as the Accelrys ELN (Electronic Lab Notebook), Accelrys LIMS (Laboratory Information Management System), Accelrys LES ( Lab Execution System) and Accelrys Discoverant for Operational Intelligence will function as data sources as well as integration points for the compliance and quality business systems managed by QUMAS for CAPA, annual performance reports and other submissions. Available as SaaS (Software as a Service), private Cloud or on-premises deployments, QUMAS compliance and quality solutions scale to thousands of users and millions of documents, while also fully supporting externalized collaboration with third parties and partner communities.

The combination of Accelrys and QUMAS creates a unique capability for customers to extend a complete compliance solution across the enterprise and networked partner ecosystem using the

Accelrys Enterprise Platform to simplify integration into existing IT environments. The Accelrys Enterprise Platform enhances organizational efficiency, improves collaboration and speeds innovation across product and process lifecycles—from product ideation through R&D to quality, manufacturing and out to the supply chain. Proven, enterprise-scale QUMAS solutions touch every stage of this critical value chain, supporting quality and regulatory compliance across the product lifecycle.

In consideration for acquiring all of the outstanding capital stock of QUMAS, Accelrys agreed to pay to the QUMAS shareholders a total of approximately $50 million in cash, subject to working capital and other adjustments. The transaction is expected to be neutral to Accelrys’ Non-GAAP earnings per share for the year ending Dec. 31, 2013 on $1-2 million in Non-GAAP revenue contribution. The audited financial statements of QUMAS for the years ended Dec. 31, 2012 and 2011 have been prepared in accordance with generally accepted accounting practice in Ireland. The consolidated profit and loss accounts for the years ended Dec. 31, 2011 and 2012 reported revenue of $15.2 million and $19.3 million, respectively.

About Accelrys, Inc.

Accelrys (NASDAQ: ACCL), a leading provider of scientific innovation lifecycle management software, supports industries and organizations that rely on scientific innovation to differentiate themselves. The industry-leading Accelrys Enterprise Platform provides a broad, flexible scientific solution optimized to integrate the diversity of science, experimental processes and information requirements across the research, development, process scale-up and manufacturing phases of product development. Accelrys offers applications for modeling and simulation, enterprise lab management, process management informatics, workflow/automation, data management/informatics and Environmental Health & Safety supporting researchers in life sciences R&D and materials science and engineering. Using Accelrys technology, scientific innovators can access, organize, analyze and share data in unprecedented ways across the research, laboratory and manufacturing continuum, ultimately enhancing innovation, improving productivity and compliance, reducing costs and speeding time from lab to market.

Accelrys solutions are used by more than 1,300 customers in the pharmaceutical, biotechnology, energy, chemicals, aerospace, consumer packaged goods and industrial products industries. Headquartered in San Diego, Calif., Accelrys employs more than 200 full-time PhD scientists. For more information about Accelrys, visit www.accelrys.com.

Contacts:

Accelrys, Inc.

Michael A. Piraino

Executive Vice President &

Chief Financial Officer

858-799-5200

Investor Relations

MKR Group

Todd Kehrli

323-468-2300

accl@mkr-group.com

Press Inquiries

Racepoint Group

For Accelrys

Susan Thomas, 415-694-6728

sthomas@racepointgroup.com

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